Exhibit 99.1

Vyant Bio Announces Voluntary Nasdaq Delisting and SEC Deregistration

CHERRY HILL, N.J., April 24, 2023 — Vyant Bio, Inc. (“Vyant Bio” or “Company”) (Nasdaq: VYNT) is a biotechnology company that incorporates innovative biology and data science to improve drug discovery for complex neurodevelopmental and neurodegenerative disorders. The Company’s proprietary central nervous system (“CNS”) drug discovery platform combines human-derived organoid models of brain disease, scaled biology, and machine learning. Today, Vyant Bio announced that on April 24, 2023 its Board of Directors determined it was appropriate to voluntarily delist its securities from The Nasdaq Capital Market (“Nasdaq”).

The Company has initiated the delisting and filed a Form 25 with the Securities and Exchange Commission (the “SEC”) and the delisting is expected to become effective on or about May 14, 2023. The Company previously filed post-effective amendments to six Registration Statements on Form S-8, four Registration Statements on Form S-3 and two Registration Statements on Form S-1 previously filed by the Company with the SEC, in each case, to remove from registration any unsold securities previously registered thereon.

Following the delisting of the Company’s securities from Nasdaq, the Company intends to file a Form 15 with the SEC to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended. The Company expects that the deregistration of such securities will become effective 90 days after the filing of the Form 25 with the SEC. The documents filed with the SEC will be available on the Company’s website below.

The Board made the decision to pursue this strategy following its review and careful consideration of a number of factors, including, but not limited to, the expected reduction in operating expenses by eliminating SEC reporting costs, which would allow the Company to focus more resources on its continued pursuit and exploration of satisfactory strategic alternative transactions and/or execution of an orderly wind down of the Company, if necessary. The Board determined that deregistration is in the overall best interests of the Company and its stockholders.

The Company adopted a Cash Preservation Plan after engaging LifeSci Capital as its financial advisor approximately four months ago to explore strategic alternatives. Other cost-savings matters being pursued as part of the Company’s overall Cash Preservation Plan have been workforce reductions, deferring clinical and preclinical activities, and reducing other expenses. The Company believes that the delisting is one more step consistent with its Cash Preservation Plan. The Company will continue to evaluate further steps to preserve cash pursuant to the Cash Preservation Plan.

Following delisting of the Company’s common stock from Nasdaq, the Company anticipates that the common stock will be quoted on the Pink Open Market operated by OTC Markets Group Inc. (the “OTC”) under the symbol “VYNT” starting on or about May 15, 2023. The Company intends to continue to provide information to its stockholders and to take such other actions within its control to enable its common stock to be quoted on the OTC Pink Open Market in the Pink Limited Information market tier. There is no guarantee, however, that a broker will continue to make a market in the common stock and that trading of the common stock will continue on an OTC market or otherwise. Going forward, Vyant Bio may, from time to time, when it deems appropriate, provide limited information regarding its financial status and business activities, or issue press releases for select events or developments.

ABOUT VYANT BIO, INC.

Vyant Bio, Inc. (“Vyant Bio” or the “Company”) (Nasdaq: VYNT) is a biotechnology company that incorporates innovative biology and data science to improve drug discovery for complex neurodevelopmental and neurodegenerative disorders. The Company’s proprietary central nervous system (“CNS”) drug discovery platform combines human-derived organoid models of brain disease, scaled biology, and machine learning. Vyant Bio’s platform is designed to (i) elucidate disease pathophysiology; (ii) formulate key therapeutic hypotheses; (iii) identify and validate drug targets, cellular assays, and biomarkers to guide candidate molecule selection; and (iv) guide clinical trial patient selection and trial design.

For more information, please visit or follow Vyant Bio at:

Internet: www.vyantbio.com

LinkedIn: https://www.linkedin.com/company/vyant-bio

Twitter: @VyantBio

Forward Looking Statements:

Any statements in this press release about future expectations, plans and prospects for the Company, including but not limited to statements about its ability to identify, assess and execute a strategic transaction or realize any value from its existing assets, its ability to preserve cash in order to adequately fund an orderly wind down of the Company’s operations if no transaction is consummated, the ability of creditors, shareholders and other stakeholders to realize any value or recovery as part of a transaction or a wind down process, the ability of the Company to continue as a going concern, the Company’s workforce reduction and future charges expected to be incurred in connection therewith, the adequacy or sufficiency of the Company’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the Company’s ability to continue to pay its obligations in the ordinary course of business as they come due; the ability to further reduce expenses, the ability to retain key personnel, the adequacy of its capital resources in light of changing circumstances, the actions of creditors of the Company and such other important factors as are set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022 and quarterly reports and other filings on file thereafter with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Vyant Bio, Inc.

Andrew LaFrence, President, Chief Executive Officer and Chief Financial Officer

Email: Andrew.LaFrence@VyantBio.com

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